                         REPORT OF INDEPENDENT AUDITORS

We have audited the consolidated financial statements of Nalco Holdings LLC as of December 31, 2003 and for the period from November 4, 2003 through December
31, 2003 (Successor) and the combined financial statements of Ondeo Nalco Group as of December 31, 2002 and for the year then ended and the period from January
1, 2003 through November 3, 2003 (Predecessor), and have issued our report thereon dated March 25, 2004 (included elsewhere in this Registration
Statement). Our audits also included the financial statement schedule listed in
Item 21(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Chicago, Illinois
March 25, 2004